Exhibit 99.1

For Immediate Release

American Power Conversion to be Acquired by Schneider Electric in a

Transaction Valued at Approximately $6.1 Billion

* All Cash Transaction of $31.00 Per Share Represents 30% Premium

Over Most Recent Closing Stock Price

* Creates a Global Leader in Single- and Three-Phase Uninterruptible Power Supply Market

WEST KINGSTON, R.I. – October 30, 2006 – American Power Conversion Corporation (Nasdaq:APCC) (APC), a global leader in power availability solutions, and Schneider Electric SA (Paris: SU.PA) (Schneider Electric), a leading provider of solutions for electrical distribution, industrial control and automation projects, announced today that the two companies have executed a definitive merger agreement under which Schneider Electric will acquire all outstanding shares of APC for $31.00 per share in cash. The aggregate transaction value is approximately $6.1 billion.

The combination of these two businesses will create an industry leading business for both single-phase and three-phase uninterruptible power supply (UPS) systems as well as the preeminent provider of integrated systems for IT and data center applications.

Rob Johnson, APC’s president and chief executive officer, said, “This transaction provides APC stockholders with an immediate and substantial cash premium for their investment in the company. Upon completion of the transaction, APC will become part of Schneider Electric, with greater resources to accomplish our long-term plans, which will be favorable for our employees, customers, business partners and suppliers worldwide. Both companies have a dedication to innovation and customer service that makes our combined enterprise an even stronger player in the industry.”

The transaction, which is expected to close in the first quarter of 2007, is subject to approval by APC shareholders and other customary conditions. The Board of Directors of APC has approved the transaction with Schneider Electric, and intends to recommend to APC’s shareholders that they approve the transaction. APC’s shareholders are expected to vote on the transaction in early 2007. Approval from Schneider Electric’s shareholders is not required.

Jean-Pascal Tricoire, chief executive officer of Schneider Electric, said “This transaction is a tremendous opportunity for growth and for both companies, together, to provide unique, differentiated solutions to our combined customers. We look forward to welcoming APC to the Schneider Electric family.”

Goldman, Sachs & Co. served as financial advisor to APC, and Clifford Chance US LLP served as its legal advisor. Lazard Frères and Merrill Lynch served as financial advisors to Schneider Electric, and Cravath, Swaine & Moore LLP served as its legal advisor.

Conference Call Update

Given the pending transaction, and the need to make filings with regulatory agencies, the company has suspended conference calls for the immediate future.

About American Power Conversion

Founded in 1981, American Power Conversion is a leading provider of global, end-to-end solutions for real-time infrastructure. APC’s comprehensive products and services for home and corporate environments improve the availability, manageability and performance of sensitive electronic, network, communication and industrial equipment of all sizes. APC offers a wide variety of products for network-critical physical infrastructure including InfraStruXure®, its revolutionary architecture for on-demand data centers, as well as physical threat management products through the company’s NetBotz® division. These products and services help companies increase the availability and reliability of their IT systems. Headquartered in West Kingston, Rhode Island, APC reported sales of $2 billion for the year ended December 31, 2005, and is a Fortune 1000, Nasdaq 100 and S&P 500 Company.

All trademarks are the property of their respective owners.

About Schneider Electric

Headquartered in France, Schneider Electric is an international company that designs, manufactures and sells products, solutions and services for Electric Distribution and Automation & Control. Schneider Electric makes installations safer, monitors equipment and protects people with a lineup devised to save energy, enhance performance and make its customers more competitive. Schneider Electric is a world leader in automation and electricity management, reported revenue of €11.7 billion in 2005 and had 88,670 employees in 130 countries.

Additional Information Relating to the Merger and Where to Find It

APC will file a proxy statement with the U.S. Securities and Exchange Commission (SEC) in connection with the proposed transaction. Investors are urged to read any such proxy statement, when available, which will contain important information. The proxy statement will be, and other documents filed by APC with the SEC are, available free of charge at the SEC’s website (www.sec.gov) or from APC by directing a request to American Power Conversion Corporation, 132 Fairgrounds Road, West Kingston, Rhode Island 02892, Attention: Investor Relations (telephone 401-789-5735), or from APC’s website at www.apcc.com.

APC, Schneider and their respective directors, executive officers and other employees may be deemed to be participating in the solicitation of proxies from APC shareholders in connection with the approval of the proposed transaction. Information about APC’s directors and executive officers is available in APC’s proxy statements and Annual Reports on Form 10-K previously filed with the SEC. Information about Schneider’s directors and executive officers is available from its 2005 Annual Report, which can be obtained for free from its website at www.schneider-electric.com, and will also be available in a Schedule 13D to be filed by Schneider with the SEC. Additional information about the interests of potential participants will be included in the proxy statement APC will file with the SEC.

Safe Harbor Provision

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All statements in this press release that do not describe historical facts, such as statements concerning APC’s future plans or prospects are forward-looking statements. All forward-looking statements are not guarantees and are subject to risks and uncertainties that could cause actual results to differ from those projected. While not exhaustive, the factors that could cause actual results to differ include the following: The ability of APC and Schneider to gain regulatory and shareholder approval for the proposed merger; successful completion of the transaction; ability to achieve expected growth, savings and benefits of merger; potential disruption in business or relationships with customers, vendors, partners and employees as a result of the proposed merger; the pervasive and intensifying competition in all markets where we operate; prolonged adverse economic and employment conditions in the markets we serve; changes in available technology that make our existing technology obsolete or expensive to upgrade; the availability and cost of capital; the impact of any industry consolidation; the outcome of pending or threatened complaints and litigation and the risks described from time to time in APC’s filings with the Securities and Exchange Commission. APC disclaims any obligation to update or revise statements contained in this news release based on new information or otherwise.

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For more information contact:

Investors:

Richard Thompson, chief financial officer, 401-789-5735, ext. 2325

Debbie Hancock, director, investor relations, 401-789-5735, ext. 2994, Debbie.hancock@apcc.com

Media:

Chet Lasell, APC director, public relations-North America, 800-788-2208 ext. 2693,

chet.lasell@apcc.com